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                       TRANSACT TECHNOLOGIES INCORPORATED
                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)


                                                         THREE MONTHS ENDED                            NINE MONTHS ENDED
                                                   SEPTEMBER 26,         September 27,         SEPTEMBER 26,        September 27,
                                                       1998                 1997                   1998                  1997
                                                       ----                 ----                   ----                  ----
NET INCOME                                          $  533,000            $1,582,000            $1,398,000            $4,029,000
                                                    ==========            ==========            ==========            ==========

SHARES:
  Basic - Weighted average common shares
    outstanding                                      6,164,000             6,788,000             6,285,000             6,761,000
  Dilutive effect of outstanding options and
    warrants as determined by the treasury
    stock method                                         2,000               226,000                11,000               164,000
                                                    ----------            ----------            ----------            ----------
  Dilutive - Weighted average common and
    common equivalent shares outstanding             6,166,000             7,014,000             6,296,000             6,925,000
                                                    ==========            ==========            ==========            ==========
NET INCOME PER COMMON AND
  COMMON EQUIVALENT SHARE:
  Basic *                                           $     0.09            $     0.23            $     0.22            $     0.60
                                                    ==========            ==========            ==========            ==========
  Diluted *                                               0.09                  0.23                  0.22                  0.58
                                                    ==========            ==========            ==========            ==========


   * Net income per share for the three and nine months ended September 27, 1997 have been calculated giving effect to SFAS 128.